Exhibit 99.1

FIRST AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT (the “First Amendment”) is made and entered into as of March 16, 2020 by and between COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Company”), and JOSEPH J. ORLANDO (“Executive”), with reference to the following:

A. Executive is currently employed as the President and Chief Executive Officer (“CEO”) of the Company, pursuant to an Amended and Restated Employment Agreement dated as of September 24, 2019 (the “Restated Employment Agreement”).

B. The Company and Executive desire to enter into this Agreement in order to amend the Restated Employment Agreement as and to the extent set forth below in this First Amendment.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed as follows:

1. Increase in Executive’s Base Annual Salary. The amount of Executive’s annual base salary, as set forth in Section 4.1 of the Restated Employment Agreement, is increased to Four Hundred Thousand Dollars ($400,000), effective April 1, 2020.

2. Restricted Stock Grants. Concurrently herewith, the Company shall grant Executive a total of $500,000 of restricted stock units, of which fifty percent (50%) shall be time-vesting restricted stock units (or “RSUs”), and the other fifty percent (50%) will be performance-contingent restricted stock units (or “PSUs”). The number of restricted shares to be granted to Executive shall be determined by dividing the sum of $500,000 by the closing per share price of the Company’s shares, as reported by NASDAQ, on the date of grant (provided that any resulting fractional RSU or PSU shall be rounded down to the nearest whole number of RSUs or PSUs, as the case may be). By way of example and solely for the avoidance of any doubt, if the closing per share price of the Company’s shares, as reported by NASDAQ, on the date of grant were to be $15.50, then, a total of 16,129 RSUs and 16,129 PSUs would be granted to Executive pursuant to this Section 2. Each RSU and each PSU will represent, upon vesting, a right to receive one share of Company common stock. These restricted stock unit grants will be made under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), a copy of which has previously been furnished to Executive.

3. Vesting of RSUs and PSUs.

3.1 The $250,000 of RSUs to be granted pursuant to Section 2 above will vest in three (3) approximately equal installments on March 16, 2021, March 16, 2022 and March 16, 2023, respectively (each an “RSU Vesting Date”); provided that Executive is still in the continuous service of the Company on those respective RSU Vesting Dates.

3.2 The PSUs will vest in three (3) installments, on August 31, 2020, August 31, 2021 and August 31, 2022, respectively (each a “PSU Vesting Date”), (a) if and to the extent certain Company financial performance goals for the fiscal years ending June 30, 2020, 2021 and 2022, respectively, to be established by the Compensation Committee of the Company’s Board of Directors (the “Committee), have been achieved, and (b) provided Executive is still in the continuous service of the Company on those PSU Vesting Dates. Executive will be informed, in writing, of such financial performance goals within one (1) business day following the Committee’s establishment of those goals.

3.3 If Executive’s continuous service with the Company is terminated, whether by the Company or Executive for any reason or no reason and whether with or without cause, at any time prior to any of such RSU and PSU Vesting Dates, all then outstanding unvested RSUs and PSUs will be forfeited (except as may otherwise be provided in Section 11 and Section 12 of the 2017 Plan).

4. No Other Changes. The Restated Employment Agreement shall remain in full force and effect and, except as and to the extent amended by this First Amendment, shall remain unchanged.

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5. Miscellaneous.

5.1 Entire Agreement. This First Amendment contains all of the agreements of the parties relating to, and supersedes all prior agreements or understandings, written or oral, between the parties regarding, the subject matter hereof.

5.2 Binding on Successors. This First Amendment shall be binding on the parties and, subject to the provisions of Section 9.8 of the Restated Employment Agreement (entitled “No Assignment”), which provisions are incorporated herein by this reference, will be binding on each party’s respective heirs, legal representatives and successors and assigns.

5.3 Headings. Section and paragraph headings in this First Amendment are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this First Amendment.

5.4 Severability. If any provision of this First Amendment is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any way as a result thereof.

5.5 Governing Law. This First Amendment is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

5.6 Construction, Certain Definitions and Headings. Section 9.7 of the Restated Employment Agreement is hereby incorporated into this First Amendment, except that all references to the “Agreement” and “Employment Agreement” in Section 9.7 of the Restated Employment Agreement shall, for purposes hereof, mean this First Amendment.

5.7 Counterparts. This First Amendment may be executed by the parties in separate counterparts, and each of such signed counterparts, including any photocopies or facsimile or digital copies thereof, shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the day and date first above written:

The Company:		Executive:

COLLECTORS UNIVERSE, INC.

By:	/s/ JOSEPH J. WALLACE	/s/ JOSEPH J. ORLANDO
	Joseph J. Wallace, Senior Vice President	Joseph J. Orlando
& Chief Financial Officer

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